Exhibit 99.1

CONTACT:	WILLIAM R. SCHLUETER - (203) 625-0770

SECURITY CAPITAL SELLS ASSETS OF PUMPKIN LTD.

Greenwich, CT – October 29, 2004 – On October 25, 2004, Pumpkin Ltd. (“Pumpkin”), a wholly owned subsidiary of Security Capital Corporation (AMEX: SCC) (“Security Capital”), entered into a definitive agreement and consummated the sale of substantially all of the assets of Pumpkin to Rauch Industries, Inc. (“Rauch”) for $7.0 million, subject to a working capital adjustment.

At the closing of the transaction, Pumpkin received sales proceeds of $7.0 million plus $1.048 million, which represented one-half of an estimated working capital adjustment payment, repaid its outstanding revolving line of credit of $4.464 million and paid transaction costs of $0.437 million, resulting in net proceeds of $3.148 million.   Pumpkin also retained $1.591 million of cash on hand at the time of the closing.

Security Capital has been accounting for Pumpkin as a discontinued operation since December 31, 2003 when it decided to engage an investment banking firm to actively market the Pumpkin business.

Security Capital operates two subsidiaries in two distinct business segments, employer cost containment and health services and educational services.  Pumpkin was previously included in the seasonal products segment.

This statement contains “forward-looking” statements within the meaning of the “safe harbor” provision of the Private Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, as described in Security Capital’s periodic reports filed with the Securities and Exchange Commission.